EXHIBIT 10.1

EQUITY-FOR-DEBT EXCHANGE AND ASSET PURCHASE AGREEMENT

This Equity-For-Debt Exchange and Asset Purchase Agreement (“Agreement”), dated as of October 7, 2017, is entered into by and between Hillair Capital Management LLC, a Delaware limited liability company as assignee of Hillair Capital Investments, LP, a Delaware limited liability partnership (“Hillair”), Content Acquisition Company, Inc., a Delaware corporation which is an affiliate of Hillair (“CAC”),  Content Checked Holdings, Inc., a Nevada corporation (“CCHI”) and Content Checked, Inc., a Wyoming corporation (“Content Checked”) (CCHI and Content Checked are hereinafter collectively referred to as the “Company”).  The Company, CAC and Hillair are sometimes hereinafter referred to collectively as the “Parties.”

RECITALS

WHEREAS, on September 3, 2015, the Company and Hillair entered into and executed, among other agreements, a Securities Purchase Agreement (the “SPA”) pursuant to which the Company agreed to sell, and Hillair agreed to buy, an aggregate amount of “Debentures” issued by the Company totaling $5,040,000;

WHEREAS, consistent with the terms of the SPA, on September 3, 2015, the Company issued to Hillair its 8% Senior Secured Convertible Debentures due July 1, 2017 (the “Debenture”);

WHEREAS, pursuant to the terms of the Debenture, for consideration, the Company agreed to pay Hillair the principal sum of $5,040,000.00 on or before July 1, 2017 (the “Maturity Date”) together with Periodic Redemption Payments of principal and interest and Quarterly Interest Payments, all as defined in the SPA and Debenture;

WHEREAS, on or around October 1, 2016, and from time to time thereafter, monetary and non-monetary defaults under the Debenture occurred the result of which was Hillair, as was its right, declared all amounts owing to it under the Debenture immediately due and payable;

WHEREAS, although Hillair made demand upon the Company for payment of the sums due and owing under the Debenture, the Company did not pay such sums to Hillair;

WHEREAS, because the Company did not pay the sums due and owing under the Debenture as Hillair demanded, Hillair filed in the Los Angeles County Superior Court (West District) (the “Court”) an action against the Company (Los Angeles County Superior Court Case No. SC 126959) (the “Action”);

WHEREAS, in the Action, Hillair sought and obtained an order appointing a receiver (the “Receiver”) over the assets of the Company, and pursuant to such order, the Receiver took possession of all of the tangible and intangible assets of the Company (the “Assets”) for the purpose of marketing and selling the same according to the Court’s instructions;

WHEREAS, in April 2017, the Receiver undertook to sell the Assets pursuant to an auction process authorized by the Court;

WHEREAS, based upon the auction process, CAC made a credit bid to acquire the Assets for the sum of $200,000;

WHEREAS, based upon the auction process, the Receiver sold the Assets to CAC for $200,000 in the form of a credit bid against the debt owed by the Company to Hillair under the Debenture;

WHEREAS, as a result of the auction process, the Company reduced its debt to Hillair under the Debenture to the principal amount of $4,840,000 (the “Remaining Debenture Debt”);

WHEREAS, on June 26, 2017, the Court entered a judgment against the Company, among others, and in favor of Hillair, in the amount of $7,114,625.43 (consisting of the Remaining Debenture Debt, fees, costs, interest and attorneys’ fees) (the “Judgment”);

WHEREAS, since the occurrence of the Judgment, and as a result of the sale by the Receiver of the Assets to CAC, the Company has been a “shell company” as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 because it has no operations and no assets;

WHEREAS, recent efforts have commenced by the current management of the Company to reorganize the Company with a view of transforming the Company from a “shell company” into an operating company;

WHEREAS, in connection with, and in support of, the Company’s efforts to reorganize itself toward the goal of transforming the Company from a “shell company” into a company with active business operations and assets, the Parties have deemed it to be in their respective best interests to engage in a transaction  which would result in: (i) Hillair agreeing to satisfy the Judgment in exchange for three percent (3%) of the Company’s issued and outstanding common stock, on a fully diluted basis, as measured on the date that the Company ceases to be a “shell company”  and (ii) CAC selling to the Company the Assets for the sum of Three Hundred Fifty Thousand Dollars ($350,000.00); and

WHEREAS, the Parties desire to enter into this Agreement to memorialize the terms and conditions upon which the Judgment will be satisfied in exchange for the Company’s common stock, and the Assets will be sold back to the Company (the satisfaction/exchange of Judgment transaction and the asset sale transaction contemplated herein are hereinafter collectively referred to as the “Transactions”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Satisfaction of Judgment in Exchange for Equity in the Company.  Hillair agrees, subject to the conditions set forth in this Agreement, to satisfy in full the Judgment upon receipt of shares of the Company’s common stock equal to three percent (3%) of the Company’s issued and outstanding common stock, on a fully diluted basis, as measured on the date that the Company ceases to be a “shell company” (the “Exchange Shares”).  In connection with its receipt of Exchange Shares, Hillair agrees to execute and deliver to the Company at Closing (as hereinafter defined) an Acknowledgement of Satisfaction of Judgment in the form attached hereto as Exhibit A.  The same shall be held in trust and no use whatsoever of the Acknowledgement shall be made unless and until Hillair actually receives a share certificate evidencing the Exchange Shares.

2.            Sale of the Assets by CAC to the Company.  Subject to the conditions set forth in this Agreement, CAC hereby agrees, at the Closing, to sell, convey, assign, and transfer to the Company the Assets, which are more particularly set forth and described on Schedule 1of this Agreement (the “Purchased Assets”), free and clear of any and all liens and encumbrances reflected in a current UCC search of CAC and the Company hereby accepts the sale, conveyance, assignment, and transfer of the Purchased Assets as-is, where-is and how-is, without warranties or representations, express or implied except as expressly set forth herein and without recourse of any kind or nature to CAC.  The purchase price for the Purchased Assets shall be Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Asset Purchase Price”).  A bill of sale reflecting the transfer of the Purchased Assets to the Company shall be executed and delivered by CAC but shall be held in trust without any use of the same being made unless and until CAC receives $350,000 via wire or cashier’s check.

3.            Closing.

(a)           Date and Location. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (“Closing”) to be held at 10:00 a.m., local time, on November 17, 2017, at the Law Offices of John W. Martin, 28126 Peacock Ridge Drive, Rancho Palos Verdes, California 90275, or at such other time, date or place as the Parties may agree upon in writing.

(b)           Closing Obligations of the Company.  At the Closing, the Company shall deliver to CAC and Hillair:

(i)	certificates representing the Exchange Shares to which Hillair is entitled as a result of its satisfaction of the Judgment in exchange for Exchange Shares; and

(ii)	as to CAC, the Asset Purchase Price.

(c)           Closing Obligations of CAC. At the Closing, CAC shall deliver to the Company:

(i)	a bill of sale for the tangible assets being sold;

(ii)	an assignment of all intellectual property contracts, including trademarks, patents, and copyrights, that are part of Assets being purchased by the Company herein; and

(iii)	all other documents reasonably needed to effectuate the Transactions contemplated by this Agreement.

4.            Representations and Warranties of Hillair and CAC.   Hillair and CAC hereby represent and warrant to the Company as follows:

(a)           Organization and Standing.  Each is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Authority.   Each has full legal capacity and authority to enter into this Agreement and to perform the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of each and is enforceable in accordance with its terms.

(c)           Litigation.  There are no actually known legal actions, suits, arbitration or other legal or administrative proceedings or governmental investigations pending or contemplated which would prevent the enforcement of this Agreement.

(d)           Ownership of Assets.  CAC owns the Assets being sold and, at the Closing, the Assets will be free and clear of liens and encumbrances of record.

(e)           Information about the Company.  Hillair has been given an opportunity to ask questions and receive answers from the officers and directors of the Company and to obtain additional information from the Company.

(f)            Knowledge and Experience.  Each has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company’s securities and has obtained, in its judgment, sufficient information about the Company to evaluate the merits and risks of an investment in the Company.

(g)           Reliance.  Each is relying solely on the representations and warranties contained in Section 5 hereof and in certificates delivered hereunder in making its decision to enter into this Agreement and consummate the transactions contemplated hereby and no oral representations or warranties of any kind have been made by the Company or its officers, directors, employees or agents to each.

(h)           Investment Representations.  Hillair is acquiring the Conversion Shares for Hillair’s own account and is not acquiring the Conversion Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

5.            Representations and Warranties of the Company.   The Company hereby represents and warrants to Hillair and CAC as follows:

(a)           Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

(b)           Corporate Authority.   The Company has all the required corporate power and authority to enter into this Agreement and to perform the transactions contemplated herein. The execution and delivery by the Company of this Agreement and the consummation of all transactions contemplated herein have been duly and validly authorized. This Agreement is the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(c)           Issuance of Conversion Shares.  The Conversion Shares will be duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens.

6.            Survival of Representations and Warranties.   All representations and warranties of each party shall survive after the conclusion of this Agreement.

7.            Conditions to Closing.

(a)           Conditions to the Company’s Obligations to Close.  The obligations of the Company to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i)          The representations and warranties of Hillair and CAC set forth in Section 4 hereof shall be true and correct on and as of the date of Closing.

(ii)         All proceedings, corporate or otherwise, to be taken by Hillair and CAC in connection with the consummation of the Transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by Hillair shall have been obtained in form and substance reasonably satisfactory to the Company.

(b)          Conditions to CAC’s and Hillair’s Obligations to Close.  The obligations of Hillair and CAC to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i)          The representations and warranties of the Company set forth in Section 5 hereof shall be true and correct on and as of the date of Closing.

(ii)         All proceedings, corporate or otherwise, to be taken by the Company in connection with the consummation of the Transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by the Company shall have been obtained in form and substance reasonably satisfactory to Hillair and CAC.

8.            Transaction Fee.  The Company will pay to Hillair a fee of $10,000.00 in good funds within ten (10) days after the date of this Agreement (the “Transaction Fee”) on account of its costs and expenses respecting the Transaction.  The Transaction Fee is not refundable under any circumstances and is not a credit against the Asset Purchase Price.

9.            Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California.

10.          Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the Transactions contemplated herein, and may be amended or modified only by an instrument in writing signed by the Parties hereto.

11.          Notices.  All notices and other communication to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by overnight mail service or electronic mail, addressed as follows:

if to Hillair and CAC:
Hillair Capital Management LLC and Content Acquisition Company, Inc.
345 Lorton Avenue, Suite 303
Burlingame, California 94010
Attn:  Mr. Neal P. Kaufman, Managing Member
Email:  nealk@hillaircapital.com

if to the Company:	Content Checked Holdings, Inc. Content Checked, Inc. 28126 Peacock Ridge Drive, #210 Rancho Palos Verdes, California 90275 Attn: John W. Martin, President Email: john.martin@martinlaw.boutique

IN WITNESS HEREOF, the parties hereto have executed this Agreement on the day and year first written above.

HILLAIR CAPITAL MANAGEMENT LLC

By:		/s/ Neal P. Kaufman
Neal P. Kaufman, Managing Member

CONTENT ACQUISITION COMPANY, INC.

By:	/s/ Neal P. Kaufman	President
TITLE
CONTENT CHECKED HOLDINGS, INC.

By:		/s/ John W. Martin
John W. Martin, President

CONTENT CHECKED, INC.

By:		/s/ John W. Martin
John W. Martin, President